Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

Visteon Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value	Other	1,330,000 (2)	$109.79 (3)	$146,020,700	0.00014760	$21,552.66
Total Offering Amounts					$146,020,700		$21,552.66
Total Fee Offsets							$0.00
Net Fee Due							$21,552.66

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of Visteon Corporation (the “Company”), which may be offered and issued under the Visteon Corporation 2020 Incentive Plan (the “Plan”) as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)Consists of 1,330,000 shares of Common Stock reserved for issuance under the Plan. On June 6, 2024, the Company’s stockholders approved the amendment to the Plan at the 2024 Annual Meeting of Stockholders.

(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high ($112.94) and low ($106.64) sales prices per share of the Common Stock as reported on the Nasdaq Stock Market on July 19, 2024, rounded up to the nearest cent, if applicable.